              RECOMMENDATION CONCERNING THE ESTABLISHMENT OF A NEW
                  SEPARATE ACCOUNT FOR ANNUITY CONTRACTHOLDERS

         The Officers recommend that a new separate account, to be known as The MONY Variable Account-C (VA-C), be established for group annuities satisfying
Section 403(b) of the Internal Revenue Code and for such other types of variable contracts as may be selected for participation in VA-C. Currently employers, such as public school districts and tax-exempt organizations, who purchase 403(b) group annuity contracts can invest in MONY's general account, The MONY Variable Account-A (VA-A, a growth common stock separate account), and The MONY Variable Account-B (VA-B, a money market separate account). With the establishment of VA-C, 403(b) group annuity contractholders will have a wider variety of investment options available to employers and employee participants.

         VA-C will be created as a unit investment trust (UIT) registered with the Securities and Exchange Commission under the federal Investment Company Act of 1940. As a UIT, VA-C will invest exclusively in the shares of one or more of the Portfolios of MONY Series Fund, Inc., a series mutual fund established in 1984 to fund a variety of individual insurance and annuity products issued by MONY's affiliated life insurance companies.

         ACTION REQUESTED:

         It is requested that the Board authorize and approve the adoption of the following resolutions:

         RESOLVED, that a unit investment trust separate account, which shall be known as The MONY Variable Account-C (VA-C), be and it hereby is, established in accordance with Section 4240 of the New York Insurance Law, as amended, for the purpose of providing an investment medium for such variable contracts as may be designated as participating therein. Any such account shall receive, hold, invest and reinvest only the monies arising from: (i) contributions made pursuant to the variable contracts participating therein, (ii) such assets of the Company as it shall deem appropriate to be invested in the same manner as the assets applicable to its reserve liability under such participating contracts, and (iii) any dividends, interest, gains or other earnings produced by the foregoing; and

RESOLVED, that the appropriate Officers of the Company be, and they hereby are, authorized to establish one or more additional separate accounts in accordance with the same provisions as are set forth in the preceding paragraph, except that the designation of any such additional account shall be determined by the Officers; and

RESOLVED, that the following be approved and authorized:

     (a) Registration of: (i) each such account as a unit investment trust under the Investment Company Act of 1940, and (ii) all contracts participating in any such account under the Securities Act of 1933 to the extent such registration shall be necessary;

     (b) Establishment of The MONY Variable Account-C (VA-C) as a unit investment trust, with one or more subaccounts each of which will invest in the shares of a corresponding Portfolio of MONY Series Fund, Inc., a series mutual fund, which is registered as an open-end diversified management investment company under the Investment Company Act of 1940, and which maintains a series of Portfolios each of which seeks to achieve a different investment objective;

     (c) Action by the proper Officers to sign and file, or cause to be signed and filed with the Securities and Exchange Commission (SEC), the following with respect to VA-C: (i) a registration statement on SEC Form N-4, on behalf of VA-C, as registrant under the Investment Company Act of 1940 (Investment Company Act Registration), and (ii) one or more applications for an order under Section 6(c) of that Act as may be necessary, desirable or appropriate (Investment Company Act Application);

     (d) Action by the proper Officers to sign and file, or cause to be filed with the SEC, on behalf of the Company, as issuer, a registration statement on SEC Form N-4 for the offering and sale of VA-C contracts under the Securities Act of 1933 (Securities Act Registration);

     (e) Signature of any Trustee or Officer required by law to affix his signature to such Investment Company Act Registration, Investment Company Act Application or Securities Act Registration or any amendment thereof may be affixed by such Trustee or Officer personally or by an attorney in-fact duly constituted in writing by such Trustee or Officer to sign his name thereto;

     (f) Provision by the Company to each such separate account of the following services:

          (i) Administrative, actuarial and legal functions other than sales or marketing in connection with the writing of and securing of state approvals of any variable contracts which are designated by the Company as participating in VA-C or any other such account, together with the issuance, installation, service, administration and payment of any such contracts. Any charges for such services to be asset charges, front-end charges, or back-end charges, or any combination thereof, all as specified in the various participating contracts;

          (ii) Assumption of whatever insurance or mortality risks and/or expense guarantees may be provided by the contracts so participating in consideration of any asset and/or other charges specified in said contracts;

          (iii) Sales, distribution and marketing services, including acting as principal underwriter for participating contracts, in accordance with the Underwriting Agreement presented to this Meeting;

          (iv) Such other services and functions as may be deemed by the Officers to be necessary, desirable or appropriate;

          (v) That the foregoing authorizations: (1) be subject to the approval by the Chairman of the Board, an Executive Vice President, or his designee, of all charges, rates of compensation and other specifications in all contracts or agreements or arrangements entered into with any such account, and (2) include authority to the Officers to make such later changes or modifications in any of said contracts, or agreements, or arrangements as may be necessary, desirable or appropriate to meet the requirements of the Investment Company Act of 1940 or any other applicable law and the regulations issued thereunder;

     (g) Development of variable contracts for participation in said account or accounts, with such specifications, changes or modifications as may be approved by the Chairman of the Board, an Executive Vice
          President, or his designee, and the filing to the extent required of such contracts and all applications and other forms relating thereto with appropriate state agencies;

     (h) Allocation by the Company to VA-C and to any other account created pursuant to the foregoing authorizations of such amounts as may be required by the federal or state law and as the Chairman of the Board, an Executive Vice President, or his designee may deem appropriate for the initial funding of each such account, said allocation to be made and withdrawn in accordance with the applicable requirements or approved procedures of the New York Insurance Department; and

     (i) The doing by the Officers of all acts and things from time to time necessary, desirable or appropriate to be done in order to effectuate the purposes of the foregoing authorizations or any of them.